Exhibit 99b



                         LIBERTY MEDIA GROUP FINANCIALS

         (a combination of certain assets and businesses owned by AT&T)

         Liberty Media Group is a combination of certain assets and businesses owned by AT&T Corp. and not a stand-alone entity. As Liberty Media Group is a tracking stock of AT&T, separate financial statements are not required to be filed. We are providing these financial statements to provide additional disclosures to investors to allow them to assess the financial performance of Liberty Media Group. Presenting separate financial statements for Liberty Media Group does not indicate that we have changed title to any assets or responsibility for any liabilities, and does not purport to affect the rights of any of AT&T's creditors. Holders of Liberty Media Group tracking stock do not have claims against the assets of Liberty Media Group. Instead, Liberty Media Group shareholders own a separate class of AT&T common stock that is intended to reflect the financial performance and economic value of the assets and businesses owned by AT&T that are attributed to Liberty Media Group.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
AT&T Corp.:

We have audited the accompanying combined balance sheets of Liberty Media Group (a combination of certain assets and businesses owned by AT&T Corp., as defined in note 1) ("New Liberty" or "Successor") as of December 31, 2000 and 1999, and the related combined statements of operations and comprehensive earnings, attributed net assets, and cash flows for the year ended December 31, 2000 and the period from March 1, 1999 to December 31, 1999 (Successor periods) and from January 1, 1999 to February 28, 1999 and for the year ended December 31, 1998 (Predecessor periods). These combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T Corp. As more fully described in note 1, the combined financial statements of Liberty Media Group are intended to reflect the performance of the businesses of AT&T Corp., that produce, acquire and distribute entertainment, educational and informational programming services. The combined financial statements of Liberty Media Group should be read in conjunction with the consolidated financial statements of AT&T Corp.

In our opinion, the aforementioned Successor combined financial statements present fairly, in all material respects, the financial position of New Liberty as of December 31, 2000 and 1999, and the results of their operations and their cash flows for the Successor periods, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the aforementioned Predecessor combined financial statements present fairly, in all material respects, the results of their operations and their cash flows for the Predecessor periods, in conformity with accounting principles generally accepted in the United States of America.

As discussed in note 1, effective March 9, 1999, AT&T Corp., the owner of the assets comprising New Liberty, acquired Tele-Communications, Inc., the owner of the assets comprising Old Liberty, in a business combination accounted for as a purchase. As a result of the acquisition, the combined financial information for the periods after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable.


                                  KPMG LLP

Denver, Colorado
February 26, 2001

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                             COMBINED BALANCE SHEETS

                           December 31, 2000 and 1999
                                                                                    2000               1999
                                                                                -----------        -----------
                                                                                     amounts in millions
Assets
Current assets:
     Cash and cash equivalents                                                  $     1,295              1,714
     Short-term investments                                                             500                378
     Trade and other receivables, net                                                   307                134
     Prepaid expenses and committed program rights                                      537                406
     Deferred income tax assets (note 9)                                                242                750
     Other current assets                                                                73                  5
                                                                                -----------        -----------
         Total current assets                                                         2,954              3,387
                                                                                -----------        -----------

Investments in affiliates, accounted for under the equity method, and
     related receivables (notes 4 and 6)                                             20,464             15,922

Investments in available-for-sale securities and others (notes 5 and 6)
                                                                                     19,035             28,601

Property and equipment, at cost                                                         976                162
     Less accumulated depreciation                                                      131                 19
                                                                                -----------        -----------
                                                                                        845                143
                                                                                -----------        -----------
Intangible assets:
     Excess cost over acquired net assets                                            11,146              9,973
     Franchise costs                                                                    190                273
                                                                                -----------        -----------
                                                                                     11,336             10,246
         Less accumulated amortization                                                1,048                454
                                                                                -----------        -----------
                                                                                     10,288              9,792
                                                                                -----------        -----------
Other assets, at cost, net of accumulated amortization                                  682                839
                                                                                -----------        -----------
         Total assets                                                           $    54,268             58,684
                                                                                ===========        ===========

                                   (continued)

                             COMBINED BALANCE SHEETS

                           December 31, 2000 and 1999

                                                                                    2000               1999
                                                                                -----------        -----------
                                                                                     amounts in millions
Liabilities and Combined Attributed Net Assets
Current liabilities:

     Accounts payable and accrued liabilities                                   $       473                245
     Accrued stock compensation                                                       1,216              2,405
     Program rights payable                                                             179                166
     Current portion of debt                                                          1,094                554
                                                                                -----------        -----------
         Total current liabilities                                                    2,962              3,370
                                                                                -----------        -----------

Long-term debt (note 8)                                                               5,269              2,723
Deferred income tax liabilities (note 9)                                             11,337             14,107
Other liabilities                                                                        62                 23
                                                                                -----------        -----------
         Total liabilities                                                           19,630             20,223
                                                                                -----------        -----------
Minority interests in equity of attributed subsidiaries (note 7)                        348                  1

Combined attributed net assets (note 10):

     Combined attributed net assets                                                  34,506             31,876
     Accumulated other comprehensive (loss) earnings, net of taxes (note 11)
                                                                                       (397)             6,557
                                                                                -----------        -----------
                                                                                     34,109             38,433
     Due to related parties                                                             181                 27
                                                                                -----------        -----------
         Total combined attributed net assets                                        34,290             38,460
                                                                                -----------        -----------
Commitments and contingencies (note 12)
         Total liabilities and combined attributed net assets                   $    54,268             58,684
                                                                                ===========        ===========

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

          COMBINED STATEMENTS OF OPERATIONS AND COMPREHENSIVE EARNINGS
                                                                   New Liberty                              Old Liberty
                                                       -------------------------------------- -----------------------------------
                                                           Year               Ten months          Two months            Year
                                                           ended                 ended               ended              ended
                                                        December 31,          December 31,       February 28,        December 31,
                                                           2000                  1999                1999               1998
                                                       ----------------- --------------------- ---------------- -----------------
                                                                                     amounts in millions
                                                                                          (note 1)
Revenue:
     Unaffiliated parties                              $  1,283                   549                 239              1,301
     Related parties (note 10)                              243                   180                  43                258
                                                       ---------             ---------           ---------          ---------
                                                          1,526                   729                 282              1,559
                                                       ---------             ---------           ---------          ---------
Operating costs and expenses:
     Operating                                              801                   343                 136                932
     Selling, general and administrative                    348                   229                  89                427
     Charges from related parties (note 10)                  37                    24                   2                 28
     Stock compensation                                    (950)                1,785                 183                518
     Depreciation and amortization                          854                   562                  47                243
                                                       ----------            ---------           ---------          ---------
                                                          1,090                 2,943                 457              2,148
                                                       ----------            ---------           ---------          ---------
         Operating income (loss)                            436                (2,214)               (175)              (589)

Other income (expense):
     Interest expense                                      (399)                 (134)                (27)              (116)
     Adjustment to interest expense for
        contingent portion of exchangeable
        debentures                                          153                  (153)                 --                 --
     Interest expense to related parties, net
        (note 10)                                            --                    (1)                 (1)               (10)
     Dividend and interest income                           301                   243                  12                100
     Share of losses of affiliates, net (note 4)         (2,161)                 (904)                (66)            (1,034)
     Impairment of investments (note 6)                  (2,787)                   --                  --                 --
     Minority interests in losses of attributed
        subsidiaries                                         63                    46                   4                102
     Gains on dispositions, net (notes 4, 5 and 7)
                                                          7,343                     3                  14              4,738
     Gains on issuance of equity by affiliates and
        subsidiaries (notes 4 and 7)                         --                    --                 389                357
     Unrealized gains on financial instruments
                                                             70                    --                  --                 --
     Other, net                                               3                    (5)                 --                  6
                                                       ---------             ---------           ---------          ---------
                                                          2,586                  (905)                325              4,143
                                                       ---------             ---------           ---------          ---------

        Earnings (loss) before income taxes               3,022                (3,119)                150              3,554

Income tax benefit (expense) (note 9)                    (1,534)                1,097                (209)            (1,397)
                                                       ---------             ---------           ---------          ---------
        Net earnings (loss)                         $     1,488                (2,022)                (59)             2,157
                                                       ---------             ---------           ---------          ---------

Other comprehensive earnings, net of taxes:
     Foreign currency translation adjustments              (202)                   60                 (15)                 3
     Unrealized holding gains arising during
        the period, net of reclassification
        adjustments                                      (6,752)                6,497                 971              2,947
                                                       ---------             ---------           ---------          ---------
     Other comprehensive earnings (loss)                 (6,954)                6,557                 956              2,950
                                                       ---------             ---------           ---------          ---------

Comprehensive earnings (loss) (note 11)             $    (5,466)                4,535                 897              5,107
                                                       =========             =========           =========          =========

See accompanying notes to combined financial statements.

                  COMBINED STATEMENTS OF ATTRIBUTED NET ASSETS

                  Years ended December 31, 2000, 1999 and 1998
                                                                                       Accumulated
                                                                                          other                             Total
                                                                     Combined         comprehensive        Due to         combined
                                                                    attributed          earnings,          related       attributed
                                                                    net assets         net of tax          parties       net assets
                                                                   ------------    ----------------     -----------    ------------
                                                                                          amounts in millions

Balance at January 1, 1998                                                4,011                 768             530           5,309
   Net earnings                                                           2,157                  --              --           2,157
   Foreign currency translation adjustments                                  --                   3              --               3
   Unrealized gains on available-for-sale securities                         --               2,947              --           2,947
   Payments for call agreements                                            (140)                 --              --            (140)
   Repurchase of common stock                                               (30)                 --              --             (30)
   Premium received in connection with put obligation
                                                                              2                  --              --               2
   Reclassification of redemption amount of common stock
     subject to put obligation                                              (17)                 --              --             (17)
   Gain in connection with issuance of stock of affiliates and
     attributed subsidiaries (note 4)                                        70                  --              --              70
   Issuance of common stock                                                 777                  --              (5)            772
   Transfer of net liabilities to related party                              50                  --              --              50
   Assignment of option contract from related party                          16                  --             (16)             --
   Other transfers from related parties, net                                 --                  --             188             188
                                                                   -------------   ----------------     -----------    ------------

Balance at December 31, 1998                                              6,896               3,718             697          11,311
   Net loss                                                                 (59)                 --              --             (59)
   Foreign currency translation adjustments                                  --                 (15)             --             (15)
   Unrealized gains on available-for-sale securities                         --                 971              --             971
   Reversal of reclassification of redemption amount of common
     stock subject to put obligation                                          8                  --              --               8
   Transfer of net liabilities to related party, net of taxes
                                                                             99                  --              --              99
   Excess paid on settlement of preferred stock conversion
                                                                            (18)                 --              --             (18)
   Other transfers to  related parties, net                                  --                  --             (24)            (24)
                                                                   ------------    ----------------     -----------   -------------

Balance at February 28, 1999                                       $      6,926               4,674             673          12,273
                                                                   ============    ================     ===========   =============

                                   (continued)


                  COMBINED STATEMENTS OF ATTRIBUTED NET ASSETS

                  Years ended December 31, 2000, 1999 and 1998

                                                                                       Accumulated
                                                                                          other                             Total
                                                                     Combined         comprehensive        Due to         combined
                                                                    attributed          earnings,          related       attributed
                                                                    net assets         net of tax          parties       net assets
                                                                   -------------    ------------------  -------------   ------------
                                                                                          amounts in millions

Balance at February 28, 1999                                       $     6,926               4,674             673          12,273
                                                                   ============    ================     ===========   =============

 alance at March 1, 1999                                                33,515                  --             197          33,712
   Net loss                                                             (2,022)                 --              --          (2,022)
   Foreign currency translation adjustments                                 --                  60              --              60
   Recognition of previously unrealized losses on
     available-for-sale securities, net                                     --                   7              --               7
   Unrealized gains on available-for-sale securities                        --               6,490              --           6,490
   AT&T Liberty Media Group Tracking Stock issued for

     conversion of debentures                                              354                  --              --             354
   Reversal of reclassification of redemption amount of common
     stock subject to put obligation                                         9                  --              --               9
   Gain in connection with the issuance of common stock of
     affiliates and attributed subsidiaries                                108                  --              --             108
   Utilization of net operating losses of Liberty Media Group
     by AT&T (note 9)                                                      (88)                 --              --             (88)
   Other transfers to related parties, net                                  --                  --            (170)           (170)
                                                                   -----------    ----------------     -----------   -------------

Balance at December 31, 1999                                            31,876               6,557              27          38,460
   Net earnings                                                          1,488                  --              --           1,488
   Foreign currency translation adjustments                                 --                (202)             --            (202)
   Recognition of previously unrealized gains on
     available-for-sale securities, net                                     --                (635)             --            (635)
   Unrealized losses on available-for-sale securities                       --              (6,117)             --          (6,117)
   Issuance of AT&T Class A Liberty Media Group common stock
     for acquisitions (note 7)                                           1,064                  --              --           1,064
   Purchase of AT&T Class A Liberty Media Group common stock
                                                                          (269)                 --              --            (269)
   Premium received in connection with put obligation, net
                                                                             7                  --              --               7
   Gain in connection with the issuance of common stock of
     affiliates and attributed subsidiaries, net
                                                                           355                  --              --             355
   Utilization of net operating losses of Liberty Media Group
     by AT&T (note 9)                                                      (38)                 --              --             (38)
   Exercise of stock options                                                23                  --              --              23
   Other transfers to related parties, net                                  --                  --             154             154
                                                                   ------------    ----------------    -----------   -------------
Balance at December 31, 2000                                       $     34,506                (397)           181          34,290
                                                                   ============    ================    ===========   =============

See accompanying notes to combined financial statements.

                        COMBINED STATEMENTS OF CASH FLOWS
                                                                         New Liberty                            Old Liberty
                                                          ------------------ -------------------- ------------------ ---------------
                                                                 Year              Ten months         Two months            Year
                                                                 ended                ended              ended              ended
                                                             December 31,         December 31,      February 28,        December 31,
                                                                 2000                 1999               1999               1998
                                                          ------------------ -------------------- ------------------ ---------------
                                                                                            amounts in millions
                                                                                                 (note 3)
Cash flows from operating activities:
    Net earnings (loss)                                   $         1,488              (2,022)               (59)             2,157
    Adjustments to reconcile net earnings (loss)
       to net cash provided (used) by operating
       activities:
       Depreciation and amortization                                  854                 562                 47                243
       Stock compensation                                            (950)              1,785                183                518
       Payments of stock compensation                                (319)               (111)              (126)               (58)
       Share of losses of affiliates, net                           2,161                 904                 66              1,034
       Deferred income tax (benefit) expense                        1,821              (1,025)               205              1,393
       Intergroup tax allocation                                     (294)                (75)                --                 (2)
       Cash payment from AT&T pursuant to tax
         sharing agreement                                            414                   1                 --                 --
       Minority interests in losses of subsidiaries                   (63)                (46)                (4)              (102)
       Unrealized gains on financial instruments                      (70)                 --                 --                 --
       Gains on issuance of equity by affiliates and
          subsidiaries                                                 --                  --               (389)              (357)
       Gains on disposition of assets, net                         (7,343)                 (3)               (14)            (4,738)
       Impairment of investments                                    2,787                  --                 --                 --
       Noncash interest                                              (138)                153                 --                 --
       Other noncash charges                                           --                   3                  9                 55
       Changes in operating assets and liabilities, net
         of the effect of acquisitions and dispositions:
          Receivables                                                (116)                  7                (19)               (49)
          Prepaid expenses and program rights                        (121)               (119)               (10)               (39)
          Payables and other current liabilities                       88                 119                  4                 11
                                                        -----------------    ----------------     --------------    ---------------
             Net cash provided (used) by operating
               activities                                             199                 133               (107)                66
                                                        -----------------    ----------------     --------------    ---------------
Cash flows used by investing activities:

    Cash paid for acquisitions                                       (735)               (109)                --                (92)
    Capital expended for property and equipment                      (221)                (40)               (21)              (144)
    Investments in and loans to affiliates and others              (3,372)             (2,596)               (45)            (1,404)
    Purchases of marketable securities                               (848)             (7,757)              (132)              (124)
    Sales and maturities of marketable securities                   1,820               5,725                 34                 --
    Cash proceeds from dispositions                                   463                 130                 43                423
    Other, net                                                         34                 (11)               (62)               (17)
                                                        -----------------    ----------------     --------------    ---------------
          Net cash used by investing activities                    (2,859)             (4,658)              (183)            (1,358)

Cash flows from financing activities:
    Borrowings of debt                                              5,509               3,187                156              2,428
    Repayments of debt                                             (3,068)             (2,211)              (148)              (622)
    Net proceeds from issuance of stock by subsidiaries               121                 123                 --                 75
    Payments for call agreements                                       --                  --                 --               (140)
    Cash transfers (to) from related parties                         (293)               (159)               132               (216)
    Other, net                                                        (28)                (20)               (46)               (50)
                                                        -----------------    ----------------     --------------    ---------------
          Net cash provided by financing activities                 2,241                 920                 94              1,475
                                                        -----------------    ----------------     --------------    ---------------
              Net increase (decrease) in cash and cash
                 equivalents                                         (419)             (3,605)              (196)               183
              Cash and cash equivalents at beginning
                of year                                             1,714               5,319                407                224
                                                        -----------------    ----------------     --------------    ---------------
              Cash and cash equivalents at end of year    $         1,295               1,714                211                407
                                                          ===============    ================     ==============    ===============

See accompanying notes to combined financial statements.

                              "LIBERTY MEDIA GROUP"
         (a combination of certain assets and businesses owned by AT&T, as defined in note 1)

                        December 31, 1999, 1998 and 1997

(1)      Basis of Presentation

         The accompanying combined financial statements include the accounts of the assets and businesses owned by AT&T Corp. ("AT&T") that are attributed to Liberty Media Group, as defined below. All significant intercompany accounts and transactions have been eliminated.

         On March 9, 1999, AT&T acquired Tele-Communications, Inc. ("TCI"), the former owner of the assets and businesses attributed to Liberty Media Group, in a merger transaction (the "AT&T Merger"). In connection with the AT&T Merger, holders of shares of TCI's then outstanding Liberty Media Group tracking stock and TCI Ventures Group tracking stock were issued shares of a new targeted stock of AT&T. Each share of TCI's then outstanding Liberty Media Group Series A tracking stock was converted into four shares of a newly created class of AT&T tracking stock, the AT&T Liberty Media Group Class A common stock, each share of TCI's then outstanding Liberty Media Group Series B tracking stock was converted into four shares of a newly created class of AT&T tracking stock, the AT&T Liberty Media Group Class B common stock, each share of TCI's then outstanding TCI Ventures Group Series A tracking stock was converted into 2.08 shares of AT&T Liberty Media Group Class A common stock and each share of TCI's then outstanding TCI Ventures Group Series B tracking stock was converted into 2.08 shares of AT&T Liberty Media Group Class B common stock. The AT&T Class A Liberty Media Group common stock and the AT&T Class B Liberty Media Group common stock (together, the AT&T Liberty Media Group tracking stock) are tracking stocks of AT&T designed to reflect the economic performance of the businesses and assets of AT&T attributed to the Liberty Media Group.

         Effective with the AT&T Merger, each share of TCI's Convertible Preferred Stock Series C-Liberty Media was converted into 225 shares of AT&T Liberty Media Group Class A common stock and each share of TCI's Redeemable Convertible Liberty Media Group Preferred Stock, Series H was converted into 2.3625 shares of AT&T Liberty Media Group Class A common stock. In general, the holders of shares of AT&T Liberty Media Group Class A common stock and the holders of shares of AT&T Liberty Media Group Class B common stock will vote together as a single class with the holders of shares of AT&T common stock on all matters presented to such stockholders, with the holders being entitled to three-eightieths (3/80th) of a vote for each share of AT&T Liberty Media Group Class A common stock held, three-eighths (3/8th) of a vote for each share of AT&T Liberty Media Group Class B common stock held and 1 vote per share of AT&T common stock held.

         The AT&T Merger has been accounted for using the purchase method. Accordingly, Liberty Media Group's assets and liabilities have been recorded at their respective fair market values therefore, creating a new cost basis. For financial reporting purposes the AT&T Merger and related restructuring transactions are deemed to have occurred on March 1, 1999. Accordingly, for periods prior to March 1, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "Old Liberty", and for periods subsequent to February 28, 1999 the assets and liabilities attributed to Liberty Media Group and the related combined financial statements are sometimes referred to herein as "New Liberty". The "Company" and "Liberty Media Group" refer to both New Liberty and Old Liberty.

         Immediately prior to the AT&T Merger, certain assets previously attributed to Old Liberty (including, among others, the shares of AT&T Common Stock received in the merger of AT&T and Teleport Communications Group, Inc. ("Teleport"), Old Liberty's interests in At Home Corporation ("@Home"), the National Digital Television Center, Inc. ("NDTC") and Western Tele-Communications, Inc.) were attributed to "TCI Group" (a group of TCI's assets, which, prior to the AT&T Merger, was comprised primarily of TCI's domestic cable and communications business) in exchange for approximately $5.5 billion in cash (the "Asset Transfers"). Also, upon consummation of the AT&T Merger, through a new tax sharing agreement between Liberty Media Group and AT&T, Liberty Media Group is entitled to the benefit of approximately $2 billion in net operating loss carryforwards available to the entities included in TCI's consolidated income tax return as of the date of the AT&T Merger. Such net operating loss carryforwards are subject to adjustment by the Internal Revenue Service ("IRS") and are subject to limitations on usage which may affect the ultimate amount utilized. Additionally, certain warrants to purchase shares of Motorola, Inc. ("Motorola") (successor to General Instruments Corporation) ("Motorola Warrants") previously attributed to TCI Group were attributed to Liberty Media Group in exchange for approximately $176 million in cash. Certain agreements entered into at the time of the AT&T Merger provide, among other things, for preferred vendor status to Liberty Media Group for digital basic distribution on AT&T's systems of new programming services created by Liberty Media Group and for a renewal of existing affiliation agreements.

         The following table represents the summary balance sheet of Old Liberty at February 28, 1999 prior to the restructuring transactions and the consummation of the AT&T Merger and the opening summary balance sheet of New Liberty subsequent to the restructuring transactions and the consummation of the AT&T Merger. Certain pre-merger transactions occurring between March 1, 1999 and March 9, 1999 that affected Old Liberty's attributed net assets, gains on issuance of equity by subsidiaries and stock compensation have been reflected in the two-month period ended February 28, 1999.

                                                                          New Liberty        Old Liberty
                                                                        --------------------------------
                                                                             (amounts in millions)
         Assets:
         Cash and cash equivalents                                      $        5,319               211
         Other current assets                                                      451               648
         Investments in affiliates                                              17,116             3,971
         Investment in available-for-sale securities                            13,100            15,855
         Property and equipment, net                                               125               532
         Intangibles and other assets                                           11,159               817
                                                                        --------------  ----------------
                                                                        $       47,270            22,034
                                                                        ==============  ================
         Liabilities and Equity:
         Current liabilities                                            $        1,675             1,446
         Long-term debt                                                          1,845             2,319
         Deferred income taxes                                                   9,971             5,369
         Other liabilities                                                          19               168
                                                                        --------------  ----------------
               Total liabilities                                                13,510             9,302
                                                                        --------------  ----------------
         Minority interests in equity of attributed subsidiaries                    39               450
         Obligation to redeem common stock                                           9                 9
         Attributed net assets                                                  33,712            12,273
                                                                        --------------  ----------------
                                                                        $       47,270            22,034
                                                                        ==============  ================

                                   (continued)

         At December 31, 2000, Liberty Media Group consisted principally of attributed assets and businesses of AT&T related to the following:

         o        AT&T's  assets  and  businesses   which  provide   programming
                  services including production, acquisition and distribution through all available formats and media of branded entertainment, educational and informational programming and software, including multimedia products;

         o AT&T's assets and businesses engaged in electronic retailing, direct marketing, advertising sales relating to programming services, infomercials and transaction processing;

         o        certain   of  AT&T's   assets   and   businesses   engaged  in
                  international  cable,  telephony and  programming  businesses;
                  and,

         o AT&T's holdings in a class of tracking stock of Sprint Corporation (the "Sprint PCS Group Stock").

         The assets and businesses outlined above are principally owned by Liberty Media Corporation and its subsidiaries. Liberty Media Corporation is a wholly owned subsidiary of AT&T. For convenience of discussion, assets and properties acquired, owned, or disposed of by subsidiaries of AT&T that are attributed to Liberty Media Group are referred to herein as being acquired, owned or disposed of by Liberty Media Group. The shares of AT&T Liberty Media Group common stock issued in the AT&T Merger are intended to reflect the separate performance of the assets and businesses attributed to Liberty Media Group. The combined financial statements of Liberty Media Group are presented for purposes of additional analysis of the consolidated financial statements of AT&T and should be read in conjunction with such consolidated financial statements.

         The attribution of assets and businesses to Liberty Media Group for the purpose of preparing these combined financial statements does not affect the ownership or the respective legal title to such assets or responsibility for liabilities of AT&T or any of its subsidiaries. AT&T and its subsidiaries each continue to be responsible for their respective liabilities. Holders of each class of AT&T Liberty Media Group tracking stock are common stockholders of AT&T and are subject to risks associated with an investment in AT&T and all of its businesses, assets and liabilities. The issuance of AT&T Liberty Media Group tracking stock does not affect the rights of creditors of AT&T.

         The financial impacts of AT&T issuing and purchasing shares of AT&T Liberty Media Group tracking stock are reflected in these combined financial statements for Liberty Media Group.

         Pursuant to amended corporate governance documents for the entities attributed to the Liberty Media Group and certain agreements among AT&T and TCI, the business of Liberty Media Group will continue to be managed by certain persons who were members of TCI's management prior to the AT&T Merger. As a result, AT&T does not have a controlling financial interest for financial reporting purposes over the Liberty Media Group and therefore accounts for the Liberty Media Group as an equity method investment.

                                   (continued)

(2)      Summary of Significant Accounting Policies

         Cash and Cash Equivalents

         Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

         Receivables

         Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 2000 and 1999 was not material.

         Program Rights

         Prepaid program rights are amortized on a film-by-film basis over the anticipated number of exhibitions. Committed program rights and program rights payable are recorded at the estimated cost of the programs when the film is available for airing less prepayments. These amounts are amortized on a film-by-film basis over the anticipated number of exhibitions.

         Investments

         All marketable equity securities held by the Company are classified as available-for-sale and are carried at fair value. Unrealized holding gains and losses on securities classified as available-for-sale are carried net of taxes as a component of accumulated other comprehensive earnings in combined attributed net assets. Realized gains and losses are determined on a specific-identification basis.

         Other investments in which the ownership interest is less than 20% and are not considered marketable securities are carried at the lower of cost or net realizable value. For those investments in affiliates in which the Company's voting interest is 20% to 50%, the equity method of accounting is generally used. Under this method, the investment, originally recorded at cost, is adjusted to recognize the Company's share of net earnings or losses of the affiliates as they occur rather then as dividends or other distributions are received, limited to the extent of the Company's investment in, advances to and commitments for the investee. The Company's share of net earnings or losses of affiliates includes the amortization of the difference between the Company's investment and its share of the net assets of the investee.

         Subsequent to the AT&T Merger, changes in the Company's proportionate share of the underlying equity of an attributed subsidiary or equity method investee, which result from the issuance of additional equity securities by such attributed subsidiary or equity investee, are recognized as gains or losses in the Company's combined statements of attributed net assets.

                                   (continued)

         The Company continually reviews its investments to determine whether a decline in fair value below the cost basis is other than temporary. If the decline in fair value is deemed to be other than temporary, the cost basis of the security is written down to fair value and the amount of the write-down is included in the combined statements of operations as an impairment of investments.

         Property and Equipment

         Property and equipment, including significant improvements, is stated at cost. Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 20 years for support equipment and 10 to 40 years for buildings and improvements.

         Excess Cost Over Acquired Net Assets

         Excess cost over acquired net assets consists of the difference between the cost of acquiring non-cable entities and amounts assigned to their tangible assets. Such amounts are amortized on a straight-line basis over periods ranging from 5 to 20 years.

         Franchise Costs

         Franchise costs generally include the difference between the cost of acquiring cable companies and amounts allocated to their tangible assets. Such amounts are amortized on a straight-line basis over 20 years.

         Impairment of Long-lived Assets

         The Company periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

         Minority Interests

         Recognition of minority interests' share of losses of attributed subsidiaries is generally limited to the amount of such minority interests' allocable portion of the common equity of those attributed subsidiaries. Further, the minority interests' share of losses is not recognized if the minority holders of common equity of attributed subsidiaries have the right to cause the Company to repurchase such holders' common equity.

                                   (continued)

         Preferred stock (and accumulated dividends thereon) of attributed subsidiaries are included in minority interests in equity of attributed subsidiaries. Dividend requirements on such preferred stocks are reflected as minority interests in earnings of attributed subsidiaries in the accompanying combined statements of operations and comprehensive earnings.

         Foreign Currency Translation

         The functional currency of the Company is the United States ("U.S.") dollar. The functional currency of the Company's foreign operations generally is the applicable local currency for each attributed foreign subsidiary and foreign equity method investee. Assets and liabilities of attributed foreign subsidiaries and foreign equity investees are translated at the spot rate in effect at the applicable reporting date, and the combined statements of operations and the Company's share of the results of operations of its foreign equity affiliates are
         translated  at  the  average   exchange  rates  in  effect  during  the
         applicable period. The resulting unrealized cumulative translation adjustment, net of applicable income taxes, is recorded as a component of accumulated other comprehensive earnings in combined attributed net assets.

         Transactions denominated in currencies other than the functional currency are recorded based on exchange rates at the time such transactions arise. Subsequent changes in exchange rates result in transaction gains and losses which are reflected in the accompanying combined statements of operations and comprehensive earnings as unrealized (based on the applicable period end exchange rate) or realized upon settlement of the transactions.

         Unless  otherwise  indicated,   convenience   translations  of  foreign
         currencies into U.S. dollars are calculated using the applicable spot rate at December 31, 2000, as published in The Wall Street Journal.

         Derivative Instruments and Hedging Activities

         Liberty Media Group uses various derivative instruments including equity collars, put spread collars, and interest rate swaps to manage fair value risk associated with certain investments and interest rate risk on certain indebtedness. Derivative instruments are generally not used for speculative purposes. The derivative instruments may involve elements of credit and market risk in excess of amounts recognized in the financial statements. Liberty Media Group monitors its positions and the credit quality of counter parties, consisting primarily of major financial institutions, and does not anticipate nonperformance by any counter-party.

         Disclosures regarding the fair value of derivative and other financial instruments are included in notes 5 and 8. Fair value of these instruments is based on market quotes or option pricing models using the historical volatility of the underlying security.

                                   (continued)

         Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 137, Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133, and Statement of Financial Accounting Standards No. 138, Accounting for Certain Derivative Instruments and Certain Hedging Activities, is effective for the Company as of January 1, 2001. Statement of Financial Accounting Standards No. 133 requires that an entity recognize all derivatives as either assets or liabilities measured at fair value. The accounting for changes in the fair value of a derivative depends on the use of the derivative. Adoption of these new accounting standards will result in cumulative after-tax increases in net earnings of approximately $800 million and reductions in other comprehensive earnings of approximately $300 million in the first quarter of 2001. The adoption will also impact assets and liabilities recorded on the balance sheet.

         Revenue Recognition

         Programming   revenue  is   recognized   in  the  period  during  which
         programming is provided, pursuant to affiliation agreements. Advertising revenue is recognized, net of agency commissions, in the period during which underlying advertisements are broadcast. Revenue from post-production services is recognized in the period the services are rendered. Cable and other distribution revenue is recognized in the period that services are rendered. Cable installation revenue is recognized in the period the related services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

         Stock Based Compensation

         Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("Statement 123"), establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. As allowed by Statement 123, Liberty Media Group continues to account for stock-based compensation pursuant to Accounting Principles Board Opinion No. 25 ("APB Opinion No. 25").

         Compensation relating to stock options with tandem stock appreciation rights ("SARs") granted to employees of Liberty Media Group and its subsidiaries have been recorded as variable award plans in the accompanying combined financial statements pursuant to APB Opinion No.
         25. Liabilities under these awards are subject to future adjustment based upon vesting provisions and the market value of the underlying security and, ultimately, on the final determination of market value when the rights are exercised. The amount of compensation under Statement 123 would not have been significantly different from what has been reflected in the accompanying combined financial statements due to substantially all of Liberty Media Group's stock option plans having tandem SARs, which are treated as liabilities for financial statement purposes and require periodic remeasurement under both APB Opinion No. 25 and Statement 123.

                                   (continued)

         Agreements that may require Liberty Media Group to reacquire interests in subsidiaries held by officers and employees in the future are marked-to-market periodically with corresponding adjustments being recorded to stock compensation expense.

         Reclassifications

         Certain prior period amounts have been reclassified for comparability with the 2000 presentation.

         Estimates

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3)      Supplemental Disclosures to Combined Statements of Cash Flows
                                                       New Liberty                         Old Liberty
                                           --------------------------------    ---------------------------------
                                               Year             Ten months       Two months             Year
                                               ended              ended            ended                ended
                                           December 31,        December 31,    February 28,         December 31,
                                           ------------        ------------    ------------         ------------
                                               2000                1999             1999                1998
                                           ------------        ------------    ------------         ------------
                                                                        amounts in millions
         Cash paid for acquisitions:
             Fair value of assets
               acquired                    $      3,733                 122              --                  903
             Net liabilities assumed             (1,208)                (13)             --                 (107)
             Deferred tax liability                (281)                 --              --                 (154)
             Minority interest                     (445)                 --              --                  224
             Contribution to combined
                attributed net assets for
                acquisitions                     (1,064)                 --              --                 (772)
             Other                                   --                  --              --                   (2)
                                           ------------        ------------    ------------         ------------

                Cash paid for acquisitions $        735                 109              --                   92
                                           ============        ============    ============         ============
                Cash paid for interest     $        335                  93              32                  112
                                           ============        ============    ============         ============
                Cash paid for income taxes $         --                  --              --                   29
                                           ============        ============    ============         ============

         During the ten months ended December 31, 1999 certain subsidiaries with a carrying value of $135 million were exchanged for a cost method investment in an online music venture.

                                   (continued)

         The following  table  reflects the change in cash and cash  equivalents resulting from the AT&T Merger and related  restructuring  transactions
         (amounts in millions):
         Cash and cash equivalents prior to the AT&T Merger                                            $      211
             Cash received in the Asset Transfers, net of cash balances transferred
                                                                                                            5,284

             Cash paid to TCI for certain warrants                                                           (176)
                                                                                                       ----------

         Cash and cash equivalents subsequent to the AT&T Merger                                       $    5,319
                                                                                                       ==========

(4)      Investments in Affiliates Accounted for under the Equity Method
         ---------------------------------------------------------------

         Liberty Media Group has various investments accounted for under the equity method. The following table includes the Company's carrying amount and percentage ownership of the more significant investments in affiliates at December 31, 2000 and the carrying amount at December 31, 1999:

                                                               December 31,               December 31,
                                                                   2000                       1999
                                                      -------------------------------- ---------------
                                                      Percentage         Carrying             Carrying
                                                      Ownership           Amount               Amount
                                                      ---------      ----------------- ---------------
                                                                              amounts in millions
         USA Networks, Inc. ( "USAI ") and related
             investments                                    21%      $          2,824           2,699
         Telewest Communications plc ( "Telewest ")         25%                 2,712           1,996
         Discovery Communications, Inc. ("Discovery")       49%                 3,133           3,441
         Gemstar-TV Guide International, Inc.
             ("Gemstar")                                    21%                 5,855              --
         QVC, Inc. ( "QVC ")                                43%                 2,508           2,515
         UnitedGlobalCom, Inc. ("UnitedGlobalCom")          11%                   314             505
         TV Guide                                                                  --           1,732
         Foreign investments (other than Telewest)      various                 1,754           2,190
         Other                                          various                 1,364             844
                                                                         -------------   ---------------
                                                                         $    20,464              15,922
                                                                         =============   ===============

                                   (continued)

The following table reflects Liberty Media Group's share of earnings (losses) of affiliates:

                                                          New Liberty                             Old Liberty
                                               --------------------------------      ---------------------------------
                                                   Year             Ten months       Two months               Year
                                                   ended               ended            ended                 ended
                                               December 31,        December 31,      February 28,         December 31,
                                               ------------        ------------      ------------         ------------
                                                   2000                1999                 1999              1998
                                               ------------        ------------      ------------         ------------
                                                                         amounts in millions
         USAI and related investments          $         (36)               (20)               10                   30
         Telewest                                       (441)              (222)              (38)                (134)
         Discovery                                      (293)              (269)               (8)                 (39)
         Gemstar                                        (254)                --                --                   --
         QVC                                             (12)               (11)               13                   64
         UnitedGlobalCom                                (211)                23                --                   --
         Teligent, Inc. ("Teligent")                    (430)                --                --                   --
         Foreign investments                            (350)              (208)              (27)                (146)
         PCS Ventures (note 5)                            --                 --                --                 (629)
         Other                                          (134)              (197)              (16)                (180)
                                               -------------       ------------      ------------         ------------
                                               $      (2,161)              (904)              (66)              (1,034)
                                               =============       ============      ============         ============

         The $15 billion aggregate excess of Liberty Media Group's aggregate carrying amount in its affiliates over Liberty Media Group's proportionate share of its affiliates' net assets is being amortized over estimated useful lives ranging from 2 to 20 years. Such amortization was approximately $1,058 million, $463 million, $9 million and $8 million for the year ended December 31, 2000, the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998, respectively, and is included in share of losses of affiliates.

         Certain of Liberty Media Group's affiliates are general partnerships and, as such, are liable as a matter of partnership law for all debts (other than non-recourse debts) of that partnership in the event liabilities of that partnership were to exceed its assets.

         Summarized unaudited combined financial information for affiliates is as follows:
                                                          December 31,
                                                     -----------------------
                                                        2000         1999
                                                     ----------   ----------
                                                       amounts in millions
         Combined Financial Position
              Investments                            $    1,924        1,415
              Property and equipment, net                11,854        8,885
              Other intangibles, net                     31,619        19,778
              Other assets, net                          10,014         9,207
                                                     ----------   -----------
                  Total assets                       $   55,411        39,285
                                                     ==========   ===========
              Debt                                   $   21,216        17,210
              Other liabilities                          15,373        12,645
              Owners' equity                             18,822         9,430
                                                     ----------   -----------
                  Total liabilities and equity       $   55,411        39,285
                                                     ==========   ===========

                                   (continued)

                                                  Year           Ten months       Two months          Year
                                                  ended             ended           ended             ended
                                               December 31,     December 31,      February 28,     December 31,
                                               ------------     ------------      ------------     ------------
                                                   2000             1999              1999             1998
                                               ------------     ------------      ------------     ------------
                                                                       amounts in millions
         Combined Operations

              Revenue                          $     13,895           10,492             2,341           14,062
              Operating expenses                    (12,784)          (9,066)           (1,894)         (13,092)
              Depreciation and amortization          (2,328)          (1,461)             (353)          (2,629)
                                               ------------     ------------      ------------     ------------
                  Operating income (loss)            (1,217)             (35)               94           (1,659)
              Interest expense                       (1,185)            (886)             (281)          (1,728)
              Other, net                                 (2)            (151)             (127)            (166)
                                               ------------     ------------      ------------     ------------
                  Net loss                     $     (2,404)          (1,072)             (314)          (3,553)
                                               ============     ============      ============     ============

         USAI

         USAI owns and operates businesses in network and television production, television broadcasting, electronic retailing, ticketing operations, and internet services. At December 31, 2000, Liberty Media Group directly and indirectly held 74.4 million shares of USAI's common stock. Liberty Media Group also held shares directly in certain subsidiaries of USAI which are exchangeable into 79 million shares of USAI common stock. Liberty Media Group's direct ownership of USAI is currently restricted by Federal Communications Commission ("FCC") regulations. The exchange of these shares can be accomplished only if there is a change to existing regulations or if Liberty Media Group obtains permission from the FCC. If the exchange of subsidiary stock into USAI common stock was completed at December 31, 2000, Liberty Media Group would own 153.4 million shares or approximately 21% (on a fully-diluted basis) of USAI common stock. USAI's common stock had a closing market value of $19.44 per share on December 31, 2000. Liberty Media Group accounts for its investments in USAI and related subsidiaries on a combined basis under the equity method.

         In February 1998, USAI paid cash and issued shares and one of its subsidiaries issued shares in connection with the acquisition of certain assets from Universal Studios, Inc. (the "Universal Transaction"). Liberty Media Group recorded an increase to its investment in USAI of $54 million and an increase to combined attributed net assets of $33 million (after deducting deferred income taxes of $21 million) as a result of this share issuance.

         USAI issued shares in June 1998 to acquire the remaining stock of Ticketmaster Group, Inc. which it did not previously own (the "Ticketmaster Transaction"). Liberty Media Group recorded an increase to its investment in USAI of $52 million and an increase to combined attributed net assets of $31 million (after deducting deferred income taxes of $21 million) as a result of this share issuance. No gain was recognized in the combined statement of operations and comprehensive earnings for either the Universal Transaction or the Ticketmaster Transaction due primarily to Liberty Media Group's intention to purchase additional equity interests in USAI.

                                   (continued)

         In connection with the Universal Transaction, Liberty Media Group was granted an antidilutive right with respect to any future issuance of USAI's common stock, subject to certain limitations, that enables it to maintain its percentage ownership interests in USAI.

         Telewest

         Telewest currently operates and constructs cable television and telephone systems in the UK. Flextech Limited ("Flextech") develops and sells a variety of television programming in the UK. In April 2000, Telewest acquired Flextech. As a result, each share of Flextech was exchanged for 3.78 new Telewest shares. Prior to the acquisition, Liberty Media Group owned an approximate 37% equity interest in Flextech and a 22% equity interest in Telewest. As a result of the acquisition, Liberty Media Group owns an approximate 24.6% equity interest in Telewest. Liberty Media Group recognized a $649 million gain (excluding related tax expense of $227 million) on the acquisition based on the difference between the carrying value of Liberty Media Group's interest in Flextech and the fair value of the Telewest shares received. At December 31, 2000 Liberty Media Group indirectly owned 724 million of the issued and outstanding Telewest ordinary shares. Telewest's ordinary shares reported a closing price of $1.58 per share on December 31, 2000.

         Effective September 1, 1998, Telewest and General Cable PLC ("General Cable") consummated a merger (the "General Cable Merger") in which holders of General Cable received New Telewest shares and cash. Based upon Telewest's closing price of $1.51 per share on April 14, 1998, the General Cable Merger was valued at approximately $1.1 billion. The cash portion of the General Cable Merger was financed through an offer to qualifying Telewest shareholders for the purchase of approximately 261 million new Telewest shares at a price of $1.57 per share (the
         "Telewest Offer"). Liberty Media Group subscribed to 85 million Telewest ordinary shares at an aggregate cost of $133 million in connection with the Telewest Offer. In connection with the General Cable Merger, Liberty Media Group converted its entire holdings of Telewest convertible preference shares (133 million shares) into Telewest ordinary shares. As a result of the General Cable Merger, Liberty Media Group's ownership interest in Telewest decreased to 22%. In connection with the increase in Telewest's equity, net of the dilution of Liberty Media Group's interest in Telewest, that resulted from the General Cable Merger, Liberty Media Group recorded a non-cash gain of $60 million (before deducting deferred income taxes of $21 million) during 1998.

         Gemstar

         Gemstar is a leading global technology and media company focused on consumer entertainment. The common stock of Gemstar is publicly traded. At December 31, 2000, Liberty Media Group held 87.5 million shares of Gemstar common stock. Gemstar's stock reported a closing price of $46.13 per share on December 31, 2000.

                                   (continued)

         On July 12, 2000, TV Guide and Gemstar completed a merger whereby Gemstar acquired TV Guide. TV Guide shareholders received .6573 shares of Gemstar common stock in exchange for each share of TV Guide. As a result of this transaction, 133 million shares of TV Guide held by Liberty Media Group were exchanged for 87.5 million shares of Gemstar common stock. Following the merger, Liberty Media Group owns approximately 21.4% of Gemstar. Liberty Media Group recognized a $4.4 billion gain (before deducting deferred income taxes of $1.7 billion) on such transaction based on the difference between the carrying value of Liberty Media Group's interest in TV Guide and the fair value of the Gemstar securities received.

         UnitedGlobalCom

         UnitedGlobalCom is a global broadband communications provider of video, voice and data services with operations in over 20 countries throughout the world. At December 31, 2000, Liberty Media Group owned an approximate 10.9% economic ownership interest representing an approximate 36.8% voting interest in UnitedGlobalCom. Liberty Media Group owns 9.9 million shares of UnitedGlobalCom Class B common stock and .6 million shares of UnitedGlobalCom Class A common stock. The UnitedGlobalCom Class B common stock is convertible, on a one-for-one basis, into UnitedGlobalCom Class A common stock. UnitedGlobalCom's Class A common stock reported a closing price of $13.63 per share on December 31, 2000.

(5)      Investments in Available-for-sale Securities and Others
         -------------------------------------------------------

         Investments in available-for-sale securities and others are summarized as follows:

                                                          December 31,
                                                   ---------------------------
                                                       2000           1999
                                                   -----------    ------------
                                                       amounts in millions
         Sprint Corporation ("Sprint PCS")         $     5,192          10,186
         Time Warner, Inc. ("Time Warner")               6,325           8,202
         News Corp.                                      2,342           2,403
         Motorola                                        1,982           3,430
         Other available-for-sale securities             2,989           3,773
         Other investments, at cost, and related
           receivables                                     705             985
                                                   -----------     -----------
                                                        19,535          28,979
             Less short-term investments                   500             378
                                                   -----------     -----------
                                                   $    19,035          28,601
                                                   ===========     ===========
         Sprint PCS

         Liberty Media Group and certain of its consolidated subsidiaries collectively are the beneficial owners of approximately 197 million shares of Sprint PCS Group stock and certain other instruments convertible into such securities (the "Sprint Securities"). The Sprint PCS Group stock is a tracking stock intended to reflect the performance of Sprint's domestic wireless PCS operations. Liberty Media Group accounts for its investment in the Sprint Securities as an available-for-sale security.

                                   (continued)

         Pursuant to a final judgment (the "Final Judgment") agreed to by Liberty Media Group, AT&T and the United States Department of Justice (the "DOJ") on December 31, 1998, Liberty Media Group transferred all of its beneficially owned securities of Sprint PCS to a trustee (the "Trustee") prior to the AT&T Merger. The Final Judgment, which was entered by the United States District Court of the District of Columbia on August 23, 1999, requires the Trustee, on or before May 23, 2002, to dispose of a portion of the Sprint Securities sufficient to cause
         Liberty Media Group to beneficially own no more than 10% of the outstanding Sprint PCS Group common stock - Series 1 on a fully diluted basis on such date. On or before May 23, 2004, the Trustee must divest the remainder of the Sprint Securities beneficially owned by Liberty Media Group.

         The Final Judgment requires that the Trustee vote the Sprint Securities beneficially owned by Liberty Media Group and its consolidated subsidiaries in the same proportion as other holders of Sprint Securities so long as such securities are held by the trust. The Final Judgment also prohibits the acquisition by Liberty Media Group of additional Sprint Securities, with certain exceptions, without the prior written consent of the DOJ.

         On November 23, 1998, Liberty Media Group exchanged its investments in certain wireless businesses ("PCS Ventures") for the Sprint Securities (the "PCS Exchange"). Liberty Media Group recorded a non-cash gain of $1.9 billion (before deducting deferred income taxes of $647 million) on the PCS Exchange based on the difference between the carrying amount of Liberty Media Group's equity method interest in the PCS Ventures and the fair value of the Sprint Securities received.

         Time Warner

         Liberty Media Group holds shares of a series of Time Warner's series common stock with limited voting rights (the "TW Exchange Stock") that are convertible into an aggregate of 114 million shares of Time Warner common stock. Liberty Media Group accounts for its investment in Time Warner as an available-for-sale security.

         On January 11, 2001, Time Warner and America Online, Inc. completed their merger, pursuant to which each share of the Time Warner common stock held by Liberty Media Group was converted into 1.5 shares of an identical series of stock of AOL Time Warner Inc. ("AOL Time Warner"). Following this conversion, Liberty Media Group owns approximately 171 million shares of AOL Time Warner, which represents an approximate 4% interest in the combined entity.

         Pursuant to an option granted by Liberty Media Group, Time Warner acquired Southern Satellite Systems, Inc., effective January 1, 1998, for $213 million in cash. Liberty Media Group recognized a $515 million pre-tax gain in connection with such transaction in the first quarter of 1998.

                                   (continued)

         News Corp.

         On July 15,  1999,  News  Corp.  acquired  Liberty  Media  Group's  50%
         interest in Fox/Liberty Networks in exchange for 51.8 million News Corp. American Depository Receipts ("ADRs") representing preferred limited voting ordinary shares of News Corp. Of the 51.8 million ADRs received, 3.6 million were placed in an escrow (the "Escrow Shares") pending an independent third party valuation, as of the third anniversary of the transaction. The remainder of the 51.8 million ADRs received (the "Restricted Shares") are subject to a two-year lockup which restricts any transfer of the securities for a period of two years from the date of the transaction. Liberty Media Group recorded the Restricted Shares at fair value of $1,403 million, which included a discount from market value due to the two-year restriction on transfer, resulting in a $13 million gain on the transaction. In a related transaction, Liberty Media Group acquired from News Corp. 28.1 million additional ADRs representing preferred limited voting ordinary shares of News Corp. for approximately $695 million. Liberty Media Group accounts for its investment in News Corp. as an available-for-sale security.

         Motorola

         On January 5, 2000, Motorola completed the acquisition of General Instrument through a merger of General Instrument with a wholly owned subsidiary of Motorola. In connection with the merger Liberty Media Group received 54 million shares and warrants to purchase 37 million shares of Motorola common stock in exchange for its holdings in General Instrument. Liberty Media Group recognized a $2.2 billion gain (excluding related tax expense of $883 million) on such transaction during the first quarter of 2000 based on the difference between the carrying value of Liberty Media Group's interest in General Instrument and the fair value of the Motorola securities received. During 2000, Liberty Media Group exercised a warrant to purchase approximately 9 million shares of Motorola common stock at an exercise price of $8.26 per share. At December 31, 2000 Liberty Media Group holds approximately 63 million shares of Motorola common stock and vested warrants to purchase an additional 28 million shares of such common stock.

         AT&T

         During July 1998, Teleport was acquired by AT&T and Liberty Media Group received in exchange for all of its interest in Teleport approximately
         70.4 million shares of AT&T common stock. Liberty Media Group recognized a $2.3 billion gain (excluding related tax expense of $883 million) on such transaction during the third quarter of 1998 based on the difference between the carrying value of Liberty Media Group's interest in Teleport and the fair value of the AT&T common stock received.

                                   (continued)

         Investments in available-for-sale securities are summarized as follows:

                                                           December 31,
                                                    ---------------------------
                                                        2000           1999
                                                    ------------   ------------
                                                        amounts in millions
               Equity securities:
                  Cost basis                        $     17,641         13,661
                  Gross unrealized holding gains           2,254         11,457
                  Gross unrealized holding losses         (2,620)          (646)
                                                    ------------   ------------
                  Fair value                              17,275         24,472
                                                    ------------   ------------
               Debt securities:
                  Cost basis                               1,533          2,017
                  Gross unrealized holding gains              86             --
                  Gross unrealized holding losses            (64)           (22)
                                                    ------------   ------------
                  Fair value                        $      1,555          1,995
                                                    ------------   ------------


         Management estimates the fair market value of all of its investments in available-for-sale securities and others aggregated $19.7 billion and $29.2 billion at December 31, 2000 and December 31, 1999, respectively. Management calculates market values using a variety of approaches including multiple of cash flow, per subscriber value, a value of comparable public or private businesses or publicly quoted market prices. No independent appraisals were conducted for those assets.

         Equity Collars and Put Spread Collars

         The Company enters into equity collars and put spread collars to manage pricing risk associated with its investments in certain marketable securities. These instruments are recorded at fair value based on option pricing models using the historical volatility of the underlying security. Accounting for changes in fair value of these instruments depends on the amount of correlation between the change in the fair value of the instrument and the offsetting change in the underlying equity security. Equity collars generally have a high correlation with the underlying security, while put spread collars generally do not have high correlation. Accordingly, changes in the fair value of the equity collar are recorded as an adjustment to the carrying value of the related investment with an offsetting change recorded in other comprehensive earnings. The offsetting change in the value of put spread collars is recorded in the combined statements of operations as unrealized gains on financial instruments. The following table illustrates the fair value of the Company's equity collars and put spread collars as follows:

                                                          December 31,
                                                    ------------------------
              Type of Derivative                       2000          1999
              ------------------                    ----------    ----------

               Equity collars                       $    1,293          (633)
               Put spread collars                          188            --

                                   (continued)

(6)      Impairment of Investments

         During the year ended December 31, 2000, Liberty Media Group determined that its investments in ICG Communications, Inc. ("ICG"), Teligent, Motorola, Primedia, Inc. and certain others experienced other than temporary declines in value. As a result, the cost bases of such investments were adjusted to their respective fair values at December 31, 2000 based primarily on recent quoted market prices. These adjustments resulted in realized losses of approximately $2.8 billion and are reflected as impairment of investments in the combined statements of operations.

(7)      Acquisitions and Dispositions

         2000

         Associated Group, Inc. ("Associated Group")

         On January 14, 2000, Liberty Media Group completed its acquisition of Associated Group pursuant to a merger agreement among AT&T, Liberty Media Group and Associated Group. Under the merger agreement, each share of Associated Group's Class A common stock and Class B common stock was converted into 0.49634 shares of AT&T common stock and
         2.41422 shares of AT&T Class A Liberty Media Group common stock. Prior to the merger, Associated Group's primary assets were (1) approximately
         19.7 million shares of AT&T common stock, (2) approximately 46.8 million shares of AT&T Class A Liberty Media Group common stock, (3) approximately 10.6 million shares of AT&T Class B Liberty Media Group common stock, (4) approximately 21.4 million shares of common stock of Teligent, and (5) all of the outstanding shares of common stock of TruePosition, Inc., which provides location services for wireless carriers and users designed to determine the location of any wireless transmitter, including cellular and PCS telephones. Immediately following the completion of the merger, all of the assets and businesses of Associated Group were transferred to Liberty Media Group. All of the shares of AT&T common stock, AT&T Class A Liberty Media Group common stock and AT&T Class B Liberty Media Group common stock previously held by Associated Group were retired by AT&T.

         The acquisition of Associated Group was accounted for as a purchase and the $17 million excess of the fair value of the net assets acquired over the purchase price is being amortized over ten years. As a result of the issuance of AT&T Class A Liberty Media Group common stock, net of the shares of AT&T Class A Liberty Media Group common stock acquired in this transaction, Liberty Media Group recorded a $778 million increase to combined attributed net assets.

                                   (continued)

         Liberty Satellite and Technology, Inc. ("LSAT")

         On March 16, 2000, Liberty Media Group purchased shares of preferred stock in TCI Satellite Entertainment, Inc. in exchange for Liberty Media Group's economic interest in approximately 5 million shares of Sprint PCS Group stock, valued at $300 million. During the third quarter of 2000, TCI Satellite Entertainment, Inc. changed its name to LSAT. Liberty Media Group received 150,000 shares of LSAT Series A 12% Cumulative Preferred Stock and 150,000 shares of LSAT Series B 8% Cumulative Convertible Voting Preferred Stock. The Series A preferred stock does not have voting rights, while the Series B preferred stock gives Liberty Media Group approximately 85% of the voting power of LSAT. In connection with this transaction, Liberty Media Group realized a $211 million gain (before related tax expense of $84 million) based on the difference between the cost basis and fair value of the economic interest in the Sprint PCS Group stock exchanged.

         Ascent Entertainment Group, Inc. ("Ascent")

         On March 28, 2000, Liberty Media Group announced that it had completed its cash tender offer for the outstanding common stock of Ascent at a price of $15.25 per share. Approximately 85% of the outstanding shares of common stock of Ascent were tendered in the offer and Liberty Media Group paid approximately $385 million. On June 8, 2000, Liberty Media Group completed its acquisition of 100% of Ascent for an additional $67 million. Such transaction was accounted for as a purchase and the $228 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 5 years.

         Liberty Livewire Corporation ("Liberty Livewire")

         On April 10, 2000, Liberty Media Group acquired all of the outstanding common stock of Four Media Company ("Four Media") in exchange for approximately $123 million, 6.4 million shares of AT&T Class A Liberty Media Group common stock and a warrant to purchase approximately 700,000 shares of AT&T Class A Liberty Media Group common stock at an exercise price of $23 per share. The acquisition was accounted for as a purchase. In connection with the AT&T Class A Liberty Media Group common stock issued in this transaction, Liberty Media Group recorded a $145 million increase to combined attributed net assets and the $276 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Four Media provides technical and creative services to owners, producers and distributors of television programming, feature films and other entertainment products both domestically and internationally.

                                   (continued)

         On June 9, 2000, Liberty Media Group acquired a controlling interest in The Todd-AO Corporation ("Todd-AO"), consisting of approximately 6.5 million shares of Class B Common Stock of Todd-AO, representing 60% of the equity and approximately 94% of the voting power of Todd-AO outstanding immediately prior to the closing, in exchange for approximately 5.4 million shares of AT&T Class A Liberty Media Group common stock. The acquisition was accounted for as a purchase. In connection with the AT&T Class A Liberty Media Group common stock issued in this transaction, Liberty Media Group recorded a $106 million increase to combined attributed net assets and the $96 million excess of the purchase price over the fair value of the net assets acquired is being amortized over 20 years. Todd-AO provides sound, video and ancillary post production and distribution services to the motion picture and television industries in the United States and Europe.

         Immediately following the closing of such transaction, Liberty Media Group contributed to Todd-AO 100% of the capital stock of Four Media, in exchange for approximately 16.6 million shares of the Class B Common Stock of Todd-AO increasing Liberty Media Group's ownership interest in Todd-AO to approximately 84% of the equity and approximately 98% of the voting power of Todd-AO outstanding immediately following the closing.

         Following Liberty Media Group's acquisition of Todd-AO, and the contribution by Liberty Media Group to Todd-AO of Liberty Media Group's ownership in Four Media, Todd-AO changed its name to Liberty Livewire.

         On July 19, 2000, Liberty Media Group purchased all of the assets relating to the post production, content and sound editorial businesses of Soundelux Entertainment Group ("Soundelux") for $90 million. Immediately following such transaction, the assets of Soundelux were contributed to Liberty Livewire in exchange for approximately 8.2 million additional shares of Liberty Livewire Class B Common Stock. Following this contribution, Liberty Media Group's ownership in Liberty Livewire increased to approximately 88% of the equity and approximately 99% of the voting power of Liberty Livewire outstanding immediately following the contribution.

         1999

         TV Guide

         On March 1, 1999, United Video Satellite Group, Inc. ("UVSG") and News Corp. completed a transaction whereby UVSG acquired News Corp.'s TV Guide properties and UVSG was renamed TV Guide. Upon completion of this transaction, and another transaction completed by TV Guide on the same date, Liberty Media Group owned an economic interest of approximately 44% and controlled approximately 49% of the voting power of TV Guide. In connection with the increase in TV Guide's equity, net of dilution of Liberty Media Group's ownership interest in TV Guide, Liberty Media Group recognized a gain of $372 million (before deducting deferred income taxes of $147 million). Upon consummation, Liberty Media Group began accounting for its interest in TV Guide under the equity method of accounting.

                                   (continued)

         1998

         Pramer S.A. ("Pramer")

         On August 24, 1998, Liberty Media Group purchased 100% of the issued and outstanding common stock of Pramer, an Argentine programming company, for a total purchase price of $97 million, which was satisfied by $32 million in cash and the issuance of notes payable in the amount of $65 million. Such transaction was accounted for under the purchase method. Accordingly, the results of operations of Pramer have been consolidated with those of Liberty Media Group since August 24, 1998. The $101 million excess cost over acquired net assets is being amortized over ten years.

         Other

         During 1998, TCI acquired certain minority interests of TV Guide and Liberty Media International, Inc. (formerly named Tele-Communications International, Inc.). The transactions were accounted for as acquisitions of minority interests. The aggregate value assigned to the shares issued by TCI was based upon the market value of the shares issued at the time each transaction was announced. Immediately following the transactions TCI contributed the minority interests acquired to Liberty Media Group. The contributions were recorded as an increase to combined attributed net assets of $772.

         Proforma Information

         The following unaudited condensed results of operations for the years ended December 31, 2000 and 1999 were prepared assuming the 2000 acquisitions discussed above and the AT&T Merger occurred on January 1, 1999. These pro forma amounts are not necessarily indicative of operating results that would have occurred if the acquisitions discussed above and the AT&T Merger had occurred on January 1, 1999.

                                        Years ended
                                        December 31,
                                   -----------------------
                                      2000         1999
                                   ----------   ----------
                                    (amounts in millions)

              Revenue              $    1,769        1,848
              Net earnings (loss)  $    1,416       (2,853)

                                   (continued)

(8)      Long-Term Debt

         Debt is summarized as follows:
                                           Weighted
                                            average
                                           interest
                                             rate              December 31,
                                                       ----------------------
                                             2000         2000        1999
                                           ---------   ----------  ----------
                                                        amounts in millions
         Parent company debt:
             Senior notes                    7.88%     $      742         741
             Senior debentures               8.33%          1,486         494
             Senior exchangeable
               debentures                    3.70%          1,679       1,022
             Securities lending
               agreement                     6.53%            338          --
             Bank credit facilities          7.43%            475         390
                                                       ----------   ---------
                                                            4,720       2,647
         Debt of subsidiaries:
             Bank credit facilities          8.41%          1,129         573
             Senior notes                   11.88%            179          --
             Other debt, at varying rates                     335          57
                                                       ----------   ---------
                                                            1,643         630
                                                       ----------   ---------
             Total debt                                     6,363       3,277
         Less current maturities                            1,094         554
                                                       ----------   ---------
             Total long-term debt                      $    5,269       2,723
                                                       ==========   =========
         Senior Notes and Debentures

         On July 7, 1999, Liberty Media Group issued $750 million of 7-7/8% Senior Notes due 2009 and issued $500 million of 8-1/2% Senior Debentures due 2029 for aggregate cash proceeds of $741 million and $494 million, respectively. Interest on both issuances is payable on January 15 and July 15 of each year.

         On February 2, 2000, Liberty Media Group issued $1 billion of 8-1/4% Senior Debentures due 2030 for aggregate cash proceeds of $983 million. Interest on these debentures is payable on February 1 and August 1 of each year.

         The senior notes and debentures are stated net of an aggregate unamortized discount of $22 million and $15 million at December 31, 2000 and 1999, respectively, which is being amortized to interest expense in the combined statements of operations.

         Senior Exchangeable Debentures

         On November 16, 1999, Liberty Media Group issued $869 million of 4% Senior Exchangeable Debentures due 2030 for aggregate cash proceeds of $854 million. Interest is payable on May 15 and November 15 of each year. Each $1,000 debenture is exchangeable at the holder's option for the value of 22.9486 shares of Sprint PCS Group stock. After the later of December 31, 2001 or the date Liberty Media Group's ownership level in the Sprint PCS Group falls below a specified level, Liberty Media Group may, at its election, pay the exchange value in cash, Sprint PCS Group stock or a combination thereof. Prior to such time, the exchange value must be paid in cash.

                                   (continued)

         On February 10, 2000, Liberty Media Group issued $750 million of 3-3/4% Senior Exchangeable Debentures due 2030 for aggregate cash proceeds of $735 million. On March 8, 2000, an additional $60 million of 3-3/4% Senior Exchangeable Debentures due 2030 were issued for aggregate proceeds of $59 million. Interest is payable on February 15 and August 15 of each year. Each $1,000 debenture is exchangeable at the holder's option for the value of 16.7764 shares of Sprint PCS Group stock. After the later of February 15, 2002 or the date Liberty Media Group's ownership level in the Sprint PCS Group falls below a specified level, Liberty Media Group may, at its election, pay the exchange value in cash, Sprint PCS Group stock or a combination thereof. Prior to such time, the exchange value must be paid in cash.

         The carrying amount of the senior exchangeable debentures is adjusted based on the fair value of the underlying Sprint PCS Group stock. Increases or decreases in the value of the underlying Sprint PCS Group stock above the principal amount of the senior exchangeable debentures (the "Contingent Portion") is recorded as an adjustment to interest expense in the combined statements of operations and comprehensive earnings. If the value of the underlying Sprint PCS Group stock decreases below the principal amount of the senior exchangeable debentures there is no effect on the principal amount of such debentures.

         Securities Lending Agreement

         On January 7, 2000, a trust, which holds Liberty Media Group's investment in Sprint, entered into agreements to loan 18 million shares of Sprint PCS Group stock to a third party, as Agent. The obligation to return those shares is secured by cash collateral equal to 100% of the market value of that stock, which was $338 million at December 31, 2000. During the period of the loan, which is terminable by either party at any time, the cash collateral is to be marked-to-market daily. The trust, for the benefit of Liberty Media Group, has the use of 80% of the cash collateral plus any interest earned thereon during the term of the loan, and is required to pay a rebate fee equal to the federal funds rate less 30 basis points to the borrower of the loaned shares. Unutilized cash collateral of $49 million at December 31, 2000 represents restricted cash and is included in other current assets on the combined balance sheets. At December 31, 2000, Liberty Media Group had utilized $289 million of the cash collateral under the securities lending agreement.

         At December 31, 2000, Liberty Media Group had approximately $270 million in unused lines of credit under its bank credit facilities. The bank credit facilities of Liberty Media Group generally contain restrictive covenants which require, among other things, the maintenance of certain financial ratios, and include limitations on indebtedness, liens, encumbrances, acquisitions, dispositions, guarantees and dividends. Liberty Media Group was in compliance with its debt covenants at December 31, 2000. Additionally, Liberty Media Group pays fees ranging from .15% to .375% per annum on the average unborrowed portions of the total amounts available for borrowings under bank credit facilities.

         The U.S. dollar equivalent of the annual maturities of Liberty Media Group's debt for each of the next five years are as follows: 2001:
         $1,094  million;  2002: $28 million;  2003:  $132 million;  2004:  $270 million and 2005: $347 million.

                                   (continued)

         Based on quoted market prices, the fair value of Liberty Media Group's debt at December 31, 2000 is as follows (amounts in millions):

                 Senior notes of parent company                     $      737
                 Senior debentures of parent company                     1,384
                 Senior exchangeable debentures of parent
                   company                                               1,053
                 Senior notes of subsidiary                                184

         Liberty Media Group believes that the carrying amount of the remainder of its debt approximated its fair value at December 31, 2000.

(9)      Income Taxes

         Subsequent to the AT&T Merger, Liberty Media Group is included in the consolidated federal income tax return of AT&T and is a party to a tax sharing agreement with AT&T (the "AT&T Tax Sharing Agreement"). Liberty Media Group calculates its respective tax liability on a separate return basis. The income tax provision for Liberty Media Group is calculated based on the increase or decrease in the tax liability of the AT&T consolidated group resulting from the inclusion of those items in the consolidated tax return of AT&T which are attributable to Liberty Media Group.

         Under the AT&T Tax Sharing Agreement, Liberty Media Group receives a cash payment from AT&T in periods when it generates taxable losses and such taxable losses are utilized by AT&T to reduce the consolidated income tax liability. This utilization of taxable losses is accounted for by Liberty Media Group as a current federal intercompany income tax benefit. To the extent such losses are not utilized by AT&T, such amounts are available to reduce federal taxable income generated by Liberty Media Group in future periods, similar to a net operating loss carryforward, and are accounted for as a deferred federal income tax benefit.

         In periods when Liberty Media Group generates federal taxable income, AT&T has agreed to satisfy such tax liability on Liberty Media Group's behalf up to a certain amount. The reduction of such computed tax liabilities will be accounted for by Liberty Media Group as an addition to combined attributed net assets. The total amount of future federal tax liabilities of Liberty Media Group which AT&T will satisfy under the AT&T Tax Sharing Agreement is approximately $830 million, which represents the tax effect of the net operating loss carryforward reflected in TCI's final federal income tax return, subject to IRS adjustments. Thereafter, Liberty Media Group is required to make cash payments to AT&T for federal tax liabilities of Liberty Media Group.

         To the extent AT&T utilizes existing net operating losses of Liberty Media Group, such amounts will be accounted for by Liberty Media Group as a reduction of combined attributed net assets. Net operating losses of Liberty Media Group with a tax effected carrying value of $38 million and $88 million were recorded as a reduction to combined attributed net assets during the year ended December 31, 2000 and the ten months ended December 31, 1999.

         Liberty Media Group will generally make cash payments to AT&T related to states where it generates taxable income and receive cash payments from AT&T in states where it generates taxable losses.

                                   (continued)

         Prior to the AT&T Merger, Liberty Media Group was included in TCI's consolidated tax return and was a party to the TCI tax sharing agreements.

         Liberty Media Group's obligation under the 1995 TCI Tax Sharing Agreement of approximately $138 million (subject to adjustment), which is included in "due to related parties," shall be paid at the time, if ever, that Liberty Media Corporation deconsolidates from AT&T. Liberty Media Group's receivable under the 1997 TCI Tax Sharing Agreement of approximately $220 million was forgiven in the AT&T Tax Sharing Agreement and recorded as an adjustment to combined attributed net assets by Liberty Media Group in connection with the AT&T Merger.

         Income tax benefit (expense) consists of:

                                                  New Liberty                           Old Liberty
                                          ---------------------------          ------------------------------
                                             Year         Ten months            Two months            Year
                                             ended          ended                 ended               ended
                                          December 31,   December 31,           February 28,      December 31,
                                          ------------   ------------          -------------      ------------
                                              2000           1999                   1999              1998
                                          ------------   ------------          -------------      ------------
                                                                 amounts in millions
         Current:
             Federal                      $        277             75                     (3)               (1)
             State and local                        10             (3)                    (1)               (2)
             Foreign                                --             --                     --                (1)
                                          ------------   ------------          -------------      ------------
                                                   287             72                     (4)               (4)
                                          ------------   ------------          -------------      ------------
         Deferred:
             Federal                            (1,490)           873                   (169)           (1,190)
             State and local                      (331)           152                    (36)             (200)
             Foreign                                --             --                     --                (3)
                                          ------------   ------------          -------------      ------------
                                                (1,821)         1,025                   (205)           (1,393)
                                          ------------   ------------          -------------      ------------
         Income tax benefit (expense)     $     (1,534)         1,097                   (209)           (1,397)
                                          ============   ============          =============      ============

                                   (continued)

         Income tax  benefit  (expense)  differs  from the  amounts  computed by applying  the U.S.  federal  income  tax rate of 35% as a result of the following:
                                                          New Liberty                            Old Liberty
                                               ------------        ------------      ------------         ------------
                                                  Year             Ten months        Two months               Year
                                                 ended               ended             ended                 ended
                                               December 31,        December 31,      February 28,         December 31,
                                               ------------        ------------      ------------         ------------
                                                   2000                1999              1999                 1998
                                               ------------        ------------      ------------         ------------
                                                                        amounts in millions
         Computed expected tax benefit
             (expense)                         $     (1,058)              1,092               (53)              (1,244)
         Dividends excluded for income
             tax purposes                                22                  11                 6                   16
         Minority interest in equity of
             subsidiaries                                22                  16                 3                   33
         Amortization not deductible for
             income tax purposes                       (187)               (122)               (4)                 (21)
         State and local income taxes,
             net of federal income taxes               (204)                102               (29)                (132)
         Recognition of difference in
             income tax basis of
             investments in subsidiaries                (69)                 --              (133)                  (1)
         Change in valuation allowance                  (50)                 --                --                  (44)
         Other, net                                     (10)                 (2)                1                   (4)
                                               ------------        ------------      -------------        ------------
                                               $     (1,534)              1,097              (209)              (1,397)
                                               ============        ============      ============         ============

         The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 2000 and 1999 are presented below:

                                                          December 31,
                                                  ----------------------------
                                                      2000            1999
                                                  -------------   ------------
                                                       amounts in millions
         Deferred tax assets:
             Net operating and capital loss
               carryforwards                      $     295                 43
             Accrued stock compensation                 247                749
             Other future deductible amounts             --                 61
                                                  ---------       ------------
             Deferred tax assets                        542                853
                Less valuation allowance                131                 50
                                                  ---------       ------------
             Net deferred tax assets                    411                803
                                                  ---------       ------------
         Deferred tax liabilities:
             Investments in affiliates               11,255             13,915
             Intangible assets                          221                200
             Other                                       30                 45
                                                  ---------       ------------
             Deferred tax liabilities                11,506             14,160
                                                  ---------       ------------
         Net deferred tax liabilities             $  11,095             13,357
                                                  =========       ============

                                   (continued)

         At December 31, 2000, Liberty Media Group had net operating and capital loss carryforwards for income tax purposes aggregating approximately $800 million which, if not utilized to reduce taxable income in future periods, will expire as follows: 2004: $63 million; 2005: $42 million; 2006: $14 million; 2007: $27 million; 2008: $12 million; 2009: $23 million; 2010: $34 million; and beyond 2010: $585 million. These net operating losses are subject to certain rules limiting their usage.

(10)     Combined Attributed Net Assets

         Stock Purchases

         During the year ended December 31, 2000, pursuant to a stock repurchase program, 14 million shares of AT&T Class A Liberty Media Group common stock were purchased at an aggregate cost of $269 million. Such amount is reflected as a decrease to combined attributed net assets in the accompanying combined financial statements.

         During the year ended December 31, 1998, pursuant to a stock repurchase program, Liberty Media Group repurchased .2 million shares of TCI's then outstanding TCI Ventures Group tracking stock and 1.5 million shares of TCI's then outstanding Liberty Media Group tracking stock at an aggregate cost of approximately $30 million.

         Stock Issuances of Subsidiaries and Equity Affiliates

         Certain consolidated subsidiaries and equity affiliates of Liberty Media Group have issued shares of common stock in connection with acquisitions and the exercise of employee stock options. In connection with the increase in the issuers' equity, net of the dilution of Liberty Media Group's ownership interest, that resulted from such stock issuances, Liberty Media Group recorded increases to combined attributed net assets as follows (amounts in millions):

                                                                     Ten months
                                                    Year ended         ended
                                                   December 31,     December 31,
                                                       2000             1999
                                                   ------------     ------------
              Stock issuances by consolidated
                subsidiaries                       $    212              107
                  Stock issuances by equity
                    affiliates (net of deferred
                    income taxes of $75 million
                    and $1 million, respectively)       143                1
                                                   ------------     ------------
                                                   $    355              108
                                                   ============     ============

                                   (continued)

         Transactions with Officers and Directors

         In December 2000, Liberty Media Group entered into an agreement to guaranty the repayment of a revolving line of credit extended by a financial institution to a director of Liberty Media Group with an aggregate available amount of up to $19.2 million. In consideration of this guaranty, the director has agreed to pay Liberty Media Group an annual fee of $96,000, payable quarterly, for each year of the two year term of the line of credit. To secure the director's repayment of any amount paid by Liberty Media Group under the guaranty, the director has granted to Liberty Media Group a security interest in all of his stock options and tandem or free-standing SARs with respect to shares of AT&T's Liberty Media Group tracking stock and shares of AT&T's common stock. If the value of these securities fall below two times the amount of the loan Liberty Media Group has guaranteed, the director is required to pledge additional collateral to Liberty Media Group of sufficient value to maintain the two-times coverage ratio.

         In November 2000, Liberty Media Group granted certain officers, a director of Liberty Media Group and a board member of a subsidiary an aggregate 4.0725% common stock interest in a subsidiary that owns a direct interest in Liberty Livewire. The common stock interest granted to these individuals had a value of approximately $400,000. The subsidiary also awarded the director of Liberty Media Group a deferred bonus in the initial total amount of approximately $3.4 million, which amount will decrease by an amount equal to any increase over the five-year period from the date of the award in the value of certain of the common shares granted to the director. Liberty Media Group and the individuals entered into a stockholders' agreement in which the individuals could require Liberty Media Group to repurchase, after five years, all or part of their common stock interest in exchange for AT&T Class A Liberty Media Group common stock at its then fair market value. In addition, Liberty Media Group has the right to repurchase, in exchange for AT&T Class A Liberty Media Group common stock, the common stock interests held by the individuals at fair market value at any time.

         In October 2000, Liberty Media Group restructured its ownership interests in certain assets into a new consolidated subsidiary. Liberty Media Group then sold a preferred interest in such subsidiary to the Chairman of the Board of Directors in exchange for approximately 540,000 shares of LSAT Series A common stock, approximately 3.3 million shares of LSAT Series B common stock and cash consideration of approximately $88 million. No gain or loss was recognized due to the related party nature of such transaction.

         In September 2000, certain officers of Liberty Media Group purchased a 6% common stock interest in a subsidiary for $1.3 million. Such subsidiary owns an indirect interest in an entity that holds certain of Liberty Media Group's investments in satellite and technology related assets. Liberty Media Group and the officers entered into a shareholders agreement in which the officers could require a subsidiary of Liberty Media Group to purchase, after five years, all or part of their common stock interest in exchange for AT&T Class A Liberty Media Group common stock at the then fair market value. In addition, Liberty Media Group has the right to purchase, in exchange for AT&T Class A Liberty Media Group common stock, the common stock interests held by the officers at fair market value at any time.

                                   (continued)

         In August 2000, a subsidiary of Liberty Media Group sold shares of such subsidiary's Series A Convertible Participating Preferred Stock (the "Preferred Shares") to a director of Liberty Media Group, who is also the Chairman and Chief Executive Officer of such subsidiary, for a $21 million note. The Preferred Shares are convertible into 1.4 million shares of the subsidiary's common stock. The note is secured by the Preferred Shares or the proceeds from the sale of such shares and the director's personal obligations under such loan are limited. The note, which matures on August 1, 2005, may not be prepaid and interest on the note accrues at a rate of 7% per annum.

         In May 2000, an officer of Liberty Media Group, certain officers of a subsidiary and another individual purchased an aggregate 20% common stock interest in a subsidiary for $800,000. This subsidiary owns a 10% interest in Jupiter Telecommunications Co., Inc. Liberty Media Group and the individuals entered into a shareholders agreement in which the individuals could require a subsidiary of Liberty Media Group to purchase, after five years, all or part of their common stock interest in exchange for AT&T Class A Liberty Media Group common stock at its then fair market value. In addition, Liberty Media Group has the right to purchase, in exchange for AT&T Class A Liberty Media Group common stock, the common stock interests held by the officers at fair market value at any time. Liberty Media Group recognized $3 million of compensation expense related to changes in the market value of its contingent liability to reacquire the common stock interests held by these officers during the year ended December 31, 2000.

         In connection with the AT&T Merger, Liberty Media Group paid two of its directors and one other individual, all three of whom were directors of TCI, an aggregate of $12 million for services rendered in connection with the AT&T Merger. Such amount is included in operating, selling, general and administrative expenses for the two months ended February 28, 1999 in the accompanying combined statements of operations and comprehensive earnings.

         Liberty Media Group is party to a call agreement with certain shareholders of AT&T Class B Liberty Media Group common stock, including the Chairman of the Board of Directors, which grants Liberty Media Group a right to acquire all of the AT&T Class B Liberty Media Group common stock held by such shareholders in certain circumstances. The price of acquiring such shares is generally limited to the market price of the AT&T Class A Liberty Media Group common stock, plus a 10% premium. Liberty Media Group paid an aggregate $140 million to these shareholders for the rights under the call agreement in February 1998.

         Transactions with AT&T and Other Related Parties

         Certain subsidiaries of Liberty Media Group produce and/or distribute programming and other services to cable distribution operators
         (including AT&T) and others pursuant to long term affiliation agreements. Charges to AT&T are based upon customary rates charged to others. Amounts included in revenue for services provided to AT&T were $243 million, $180 million, $43 million and $258 million for the twelve months ended December 31, 2000, the ten months ending December 31, 1999, the two month period ending February 28, 1999 and the year ended December 31, 1998, respectively.

                                   (continued)

         AT&T allocates certain corporate general and administrative costs to Liberty Media Group pursuant to an intergroup agreement for services provided. Management believes such allocation methods are reasonable and materially approximate the amount that Liberty Media Group would have incurred on a stand-alone basis. In addition, there are arrangements between subsidiaries of Liberty Media Group and AT&T and its other subsidiaries for satellite transponder services, marketing support, programming, and hosting services. These expenses aggregated $37 million, $24 million, $2 million and $28 million during the year ended December 31, 2000, the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998, respectively, and are included in operating, selling, general and administrative expenses in the accompanying combined statements of operations and comprehensive earnings.

         On April 8, 1999, Liberty Media Group redeemed all of its outstanding 4-1/2% convertible subordinated debentures. The debentures were convertible into shares of AT&T Liberty Media Group Class A common stock at a conversion price of $11.77, or 84.96 shares per $1,000 principal amount. Certain holders of the debentures had exercised their rights to convert their debentures and 29.2 million shares of AT&T Liberty Media Group tracking stock were issued to such holders. In connection with such issuance of AT&T Liberty Media Group tracking stock, Liberty Media Group recorded an increase to combined attributed net assets of $354 million.

         During September 1998, TCI assigned its obligation under an option contract to Liberty Media Group. As a result of such assignment,
         Liberty Media Group recorded a $16 million reduction to the intercompany amount due to TCI and a corresponding increase to combined attributed net assets.

         Due to Related Parties

         The amounts included in "Due to related parties" represent a non-interest bearing intercompany account which includes income tax allocations that are to be settled at some future date. All other amounts included in the intercompany account are to be settled within thirty days following notification.

                                   (continued)

(11)     Other Comprehensive Earnings

         Accumulated other comprehensive earnings included in Liberty Media Group's combined balance sheets and combined statements of attributed net assets reflect the aggregate of foreign currency translation adjustments and unrealized holding gains and losses on securities classified as available-for-sale. The change in the components of accumulated other comprehensive earnings, net of taxes, is summarized as follows:

                                                                                                       Accumulated
                                                                 Foreign                                  other
                                                                currency         Unrealized           comprehensive
                                                               translation        gains on            earnings, net
                                                               adjustments       securities             of taxes
                                                             ------------------------------------- -----------------
                                                                              amounts in millions
         Balance at January 1, 1998                           $          3              765                   768
         Other comprehensive earnings                                    3            2,947                 2,950
                                                             ----------------   --------------    ------------------
         Balance at December 31, 1998                                    6            3,712                 3,718
         Other comprehensive earnings (loss)                           (15)             971                   956
                                                             ----------------   --------------    ------------------
         Balance at February 28, 1999                         $         (9)           4,683                 4,674
                                                             ================   ==============    ==================

         -----------------------------------------------------------------------------------------------------------


         Balance at March 1, 1999                             $         --               --                    --
         Other comprehensive earnings                                   60            6,497                 6,557
                                                             ----------------   --------------    ------------------
         Balance at December 31, 1999                                   60            6,497                 6,557
                                                             ----------------   --------------    ------------------
         Other comprehensive earnings                                 (202)          (6,752)               (6,954)
                                                             ----------------   --------------    ------------------
         Balance at December 31, 2000                         $       (142)            (255)                 (397)
                                                             ================   ==============    ==================

                                   (continued)

         The components of other comprehensive earnings are reflected in Liberty Media Group's combined statements of operations and comprehensive earnings, net of taxes and reclassification adjustments for gains realized in net earnings (loss). The following table summarizes the tax effects and reclassification adjustments related to each component of other comprehensive earnings.

                                                                                                Tax
                                                                             Before-tax      (expense)      Net-of-tax
                                                                               amount         benefit         amount
                                                                          ---------------  -------------   ------------
                                                                                       amounts in millions
         Year ended December 31, 2000:
         Foreign currency translation adjustments                         $        (334)          132             (202)
                                                                          ------------- -------------  ---------------
         Unrealized gains on securities:
              Unrealized holding losses arising during period                   (10,119)        4,002           (6,117)
              Less reclassification adjustment for gains realized in
                  net loss                                                       (1,050)          415             (635)
                                                                          ------------- -------------  ---------------
              Net unrealized losses                                             (11,169)        4,417           (6,752)
                                                                          ------------- -------------  ---------------
         Other comprehensive earnings                                     $     (11,503)        4,549           (6,954)
                                                                          ============= =============  ===============
         Ten months ended December 31, 1999:
         Foreign currency translation adjustments                         $          99           (39)              60
                                                                          ---------------------------  ---------------
         Unrealized gains on securities:
              Unrealized holding gains arising during period                     10,736        (4,246)           6,490
              Less reclassification adjustment for losses realized in
                  net loss                                                           12            (5)               7
                                                                          ---------------------------  ---------------
              Net unrealized gains                                               10,748        (4,251)           6,497
                                                                          ---------------------------  ---------------
         Other comprehensive earnings                                     $      10,847        (4,290)           6,557
                                                                          ===========================  ===============

         -------------------------------------------------------------------------------------------------------------

         Two months ended February 28, 1999:
         Foreign currency translation adjustments                         $         (25)           10              (15)
         Unrealized gains on securities:
              Unrealized holding gains arising during period                      1,606          (635)             971
                                                                          ---------------------------  ---------------
         Other comprehensive earnings                                     $       1,581          (625)             956
                                                                          ===========================  ===============
         Year ended December 31, 1998:
         Foreign currency translation adjustments                         $           5            (2)               3
         Unrealized gains on securities:
              Unrealized holding gains arising during period                      4,875        (1,928)           2,947
                                                                          ---------------------------- ---------------
         Other comprehensive earnings                                     $       4,880        (1,930)           2,950
                                                                          ===========================  ===============

                                   (continued)

(12)     Commitments and Contingencies

         Starz Encore Group, a wholly owned subsidiary of Liberty Media Group, provides premium programming distributed by cable, direct satellite, TVRO and other distributors throughout the United States. Starz Encore Group is obligated to pay fees for the rights to exhibit certain films that are released by various producers through 2017 (the "Film Licensing Obligations"). Based on customer levels at December 31, 2000, these agreements require minimum payments aggregating approximately $1.3 billion. The aggregate amount of the Film Licensing Obligations under these license agreements is not currently estimable because such amount is dependent upon the number of qualifying films released theatrically by certain motion picture studios as well as the domestic theatrical exhibition receipts upon the release of such qualifying films. Nevertheless, required aggregate payments under the Film Licensing Obligations could prove to be significant.

         Liberty Media Group has guaranteed various loans, notes payable, letters of credit and other obligations (the "Guaranteed Obligations") of certain affiliates. At December 31, 2000, the Guaranteed Obligations aggregated approximately $659 million. Currently, Liberty Media Group is not certain of the likelihood of being required to perform under such guarantees.

         Liberty Media Group leases business offices, has entered into pole rental and transponder lease agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounts to $50 million, $30 million, $18 million and $98 million for the year ended December 31, 2000, for the ten months ended December 31, 1999, the two months ended February 28, 1999 and the year ended December 31, 1998, respectively.

         A  summary  of  future  minimum  lease  payments  under   noncancelable
         operating leases as of December 31, 2000 follows (amounts in millions):

                  Years ending December 31:

                        2001                              $      46
                        2002                                     41
                        2003                                     37
                        2004                                     32
                        2005                                     23
                        Thereafter                               61

         It is expected that in the normal course of business, leases that expire generally will be renewed or replaced by leases on other properties; thus, it is anticipated that future minimum lease commitments will not be less than the amount shown for 2000.

         Liberty Media Group has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Liberty Media Group may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

                                   (continued)

(13) Proposed Split Off Transaction

         AT&T currently owns all the outstanding shares of Class A Common Stock, Class B Common Stock and Class C Common Stock of Liberty Media Corporation. Subsequent to December 31, 2000, AT&T initiated a process for effecting a split off of Liberty Media Corporation from AT&T by means of a redemption of AT&T Liberty Media Group tracking stock (the "Split Off Transaction"). Prior to the Split Off Transaction, Liberty Media Corporation will increase its authorized capital stock. The Liberty Class A and Class B Common Stock will be reclassified as Series A Liberty Media Corporation common stock ("Series A common stock"), and the Class C Common Stock will be reclassified as Series B Liberty Media Corporation common stock ("Series B common stock"). In the Split Off Transaction, each share of Class A and Class B Liberty Media Group Common Stock will be exchanged for a like share of Liberty Media Corporation Series A common stock and Liberty Media Corporation Series B common stock, respectively. Upon completion of the Split Off Transaction, Liberty Media Corporation will no longer be a subsidiary of AT&T, and no shares of AT&T Liberty Media Group tracking stock will be outstanding. The Split Off Transaction will be accounted for at historical cost. There can be no assurance that the split off will be effected.

         Immediately prior to the Split Off Transaction, AT&T will contribute to Liberty Media Corporation assets that are currently attributed to the Liberty Media Group but not held by Liberty Media Corporation (the "Contributed Assets"). These assets include (i) a preferred stock interest and common stock warrants in ICG, a competitive local exchange telephone company; (ii) an approximate 34% common equity interest in Teligent, a full service facilities based communications company and
         (iii) an approximate 8% indirect common equity interest in Liberty Digital, Inc., a consolidated subsidiary. The contributions will be accounted for in a manner similar to a pooling of interests and, accordingly, the financial statements of Liberty Media Corporation for periods prior to contributions will be restated to include the financial position and results of operations of the Contributed Assets once this transaction is completed.

         In connection with the Split Off Transaction, Liberty Media Corporation will also be deconsolidated from AT&T for federal income tax purposes. As a result, AT&T will be required to pay Liberty Media Corporation an amount equal to 35% of the amount of the net operating loss carryforward reflected in TCI's final federal income tax return that has not been used as an offset to our obligations under the Tax Sharing Agreement and that has been, or is reasonably expected to be, utilized by AT&T. The payment will be reduced by Liberty Media Corporation's obligation under the 1995 TCI Tax Sharing Agreement. The expected net payment from AT&T is approximately $692 million. In addition, certain deferred intercompany gains will be includible in taxable income as a result of the Split Off Transaction and the resulting tax liability of approximately $122 million will be an obligation to Liberty Media Corporation.